                                                                         EX 4.13

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 6th day of March, 2000 (the "Effective Date") by and between Rite Aid Corporation, a Delaware corporation (the "Company"), and Murray Todd (the "Executive").

                  WHEREAS, Executive desires to provide the Company with his services and the Company desires to employ Executive in the capacity of Senior Vice President of Store Operations and Procurement on the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

         1.       Term Of Employment.

                  The term of Executive's employment with the Company hereunder (the "Term") shall commence on the Effective Date and, unless earlier terminated pursuant to Section 5 below, shall continue for a period ending on the date that is three (3) years following the Effective Date; provided, however, that on each anniversary of the Effective Date occurring prior to the termination of Executive's employment hereunder (each such date a "Renewal Date" an additional year shall be added to the Term, unless notice of nonrenewal has been delivered by one party to the other party at least 180 days prior to such Renewal Date. For purposes of this Agreement, the phrases "year during the Term" or "during any year of the Term" or similar language shall refer to each 12-month period commencing on the Effective Date or applicable anniversaries thereof.

         2.       Position And Duties.

                  2.1 Position. During the Term, Executive shall be employed as Senior Vice President of Store Operations and Procurement of the Company. Following termination of Executive's employment for any reason, Executive shall immediately resign from all offices and positions he holds with the Company or any subsidiary.

                  2.2 Duties. Subject to the supervision and control of the President and Chief Operating Officer of the Company or any designee, to whom he shall report, Executive shall do and perform all services and acts necessary or advisable to fulfill the duties and responsibilities of his position as Senior Vice President of Store Operations and Procurement and shall render such services on the terms set forth herein. In addition, Executive shall have such other executive and managerial powers and duties with respect to the Company and its subsidiaries, affiliates and strategic partners as may be assigned to him by the President and Chief Operating Officer or any designee. Except for sick leave, vacations (as provided in Section 4.3 below), and excused leaves of absence, Executive shall, throughout the Term, devote substantially all his working time, attention, knowledge and skills faithfully and to the best of his ability, to the duties and responsibilities of his position in furtherance of the business affairs and activities of the Company and its subsidiaries, affiliates and strategic partners. Executive shall at all times be subject to, observe and carry out such rules, regulations, policies, directions, and restrictions as the Board of Directors of the Company (the "Board") or the Chief Executive Officer of the Company may from time to time establish for senior executive officers of the Company.

         3.       Compensation.

                  3.1 Base Salary. During the Term, as compensation for his services hereunder, Executive shall receive a salary at the annualized rate of Two Hundred Seventy Five Thousand Dollars ($275,000) per year ("Base Salary'), which shall be paid in accordance with the Company's normal payroll practices and procedures, less such deductions or offsets required by applicable law or otherwise authorized by Executive. During the Term the Base Salary shall be reviewed periodically by the Compensation Committee of the Board for possible increase. Any increase in the Base Salary shall not limit or reduce any other obligation of the Company under this Agreement. The Base Salary shall not be reduced after any such increase, and the term "Base Salary" shall thereafter refer to the Base Salary as from time to time so increased.

                  3.2 Annual Performance Bonus. Commencing with the Company's fiscal year beginning on or about February 27, 2000, the Executive shall participate during the Term in the Company's annual bonus plan as adopted and approved by the Board or the Compensation Committee from time to time. `Me Executive's annual target bonus opportunity pursuant to such plans (the "Annual Target Bonus') shall equal 35% of the Base Salary in effect for the Executive at the beginning of each such fiscal year.

                  3.3 Stock Awards.

                      (a) The Compensation Committee of the Board has approved the grant to Executive of an option (the "Option" ) to purchase 200,000 shares of the Company's common stock, par value $1.00 per share ("Company Stock"). The Option shall (i) be a non-qualified stock option, (ii) have an exercise price equal to the closing price of the Company Stock as reported on the New York Stock Exchange on the Effective Date, (iii) have a term of ten (10) years following the Effective Date, (iv) vest and become exercisable as to one-third of the shares of Company Stock subject to the Option on each of the first three anniversaries of the Effective Date, (v) be subject to the acceleration, exercise and termination provisions set forth in Section 3.3(c) and Article 5 hereof and (vi) otherwise be evidenced by and subject to the terms of the Company's form of stock option agreement for officers.

                      (b) Subject to approval by the Compensation Committee of the Board, Company management has recommended the grant to Executive of 25,000 shares of restricted Company Stock (the "Restricted Stock"). Subject to (i) the acceleration and forfeiture provisions set forth in Section 3.3(c) and Article 5 hereof and (ii) the terms of the Company's form of restricted stock agreement for officers, the restrictions applicable to the Restricted Stock shall lapse as to one-third of such shares on each of the first three anniversaries of the Effective Date.

                      (c) Upon the occurrence of a Change in Control of the Company prior to the termination of Executive's employment with the Company, the Option shall immediately vest and become exercisable in full, and all remaining restrictions on the Restricted Stock shall immediately lapse. For purposes of this Agreement "Change in Control" shall have the meaning set forth in the attached Appendix A.

                      (d) It is understood and acknowledged by Executive that the securities underlying the Option will not be subject to an effective registration statement under the federal securities laws until some time after the Effective Date. The Company agrees that if, as of the date of termination of Executive's employment under the circumstances described in Sections 5.3 and 5.5, the securities underlying the then vested and exercisable portion of the Option (or any other option to purchase Company Stock then held by Executive) are not subject to an effective registration statement, the 90-day periods in Sections 5.3 and 5.5, as applicable, will be deemed to run from the first date such securities become subject to an effective registration statement. The Company further agrees that if, as of the date of Executive's voluntary termination of employment other than for Good Reason, the securities underlying the then vested and exercisable portion of the Option (or any other option to purchase Company

Stock then held by Executive) are not subject to an effective registration statement, Executive will be permitted to exercise the Option, to the extent vested and exercisable as of the date of such termination of employment, during the 30-day period following the first date such securities become subject to an effective registration statement.

         4.       Additional Benefits.

                  4.1 Employee Benefits. During the Term, Executive shall be entitled to participate in the employee benefit plans in which executive officers of the Company are generally eligible to participate, subject to any eligibility requirements and the other generally applicable terms of such plans.

                  4.2 Expenses. During the Term, the Company shall reimburse Executive for any expenses reasonably incurred by him in furtherance of his duties hereunder, including without limitation travel, meals and accommodations, upon submission of vouchers or receipts and in compliance with such rules and policies relating thereto as- the Company may from time to time adopt or as may be required in order to permit such payments to be taken as proper deductions by the Company or any subsidiary under the Internal Revenue Code of 1986, as amended, and the rules and regulations adopted pursuant thereto now or hereafter in effect.

                  4.3 Vacation. Executive shall be entitled to four weeks paid vacation during each year of the Term.


                  4.4 Automobile Allowance. During the Term, the Company shall provide Executive with an automobile allowance of $750 per month.

                  4.5 Annual Financial Planning Allowance. During each year of the Term, the Company shall provide Executive with a financial planning allowance in the amount of $3,000.

                  4.6 Relocation Expenses.

                      (a) Within ninety (90) days following the Effective Date, Executive shall relocate his principal residence from the Portland, Oregon area to the Harrisburg, Pennsylvania area. The Company shall reimburse Executive for his reasonable expenses incurred in moving his household goods and cars from Portland to Harrisburg, in accordance with the Company's moving expense policies applicable to executive officers generally.

                      (b) The Company shall reimburse Executive for his reasonable living expenses for a temporary residence in the Harrisburg area until the date of relocation.

                      (c) The Company shall reimburse Executive for reasonable and customary closing costs incurred on the purchase of a principal residence in the Harrisburg area.

                      (d) The Company shall reimburse Executive for the reasonable costs of a reasonable number of round trip air fares for travel between Harrisburg and Portland prior to his date of relocation. The Company shall also reimburse Executive for a reasonable number of round-trip visits between Portland and the Harrisburg area by his immediate family members prior to the relocation date, including reasonable costs for meals, lodging and transportation during such trips.

                      (e) In all other respects, Executive shall be entitled to benefits under the Company's Executive Level relocation policy as from time to time in effect.

                  4.7 Indemnification. The Company shall (a) indemnify and hold Executive harmless, to the full extent permitted under applicable law, for, from and against any and all losses, claims, costs, expenses, damages, liabilities or actions (including security holder actions, in respect thereof) related to or arising out of the Executive's employment with and service as an officer of the Company; and (b) pay all reasonable costs, expenses and attorney's fees incurred by Executive in connection with or relating to the defense of any such loss, claim, cost, expense, damage, liability or action. Following any termination of the Executive's employment or service with the Company, the Company shall cause any director and officer liability insurance policies applicable to the Executive prior to such termination to remain in effect for six (6) years following the date of termination of employment.

         5.       Termination.

                  5.1 Termination of Executive's Employment by the Company for Cause. The Company may terminate Executive's employment hereunder for Cause (as defined below). Such termination shall be effected by written notice thereof delivered by the Company to Executive, indicating in reasonable detail the facts and circumstances alleged to provide a basis for such termination, and shall be effective as of the date of such notice in accordance with Section 12 hereof. "Cause" shall mean (i) Executive's gross negligence or willful misconduct in the performance of the duties or responsibilities of his position with the Company or any subsidiary, or failure to timely carry out any lawful directive of the Board, the Chief Executive Officer or the President and Chief Operating Officer or any designee; (ii) Executive's misappropriation of any funds or property of the Company or any subsidiary; (iii) the commission by Executive of an act of fraud or dishonesty toward the Company or any subsidiary; or (iv) the use or imparting by Executive of any confidential or proprietary information of the Company or any subsidiary in violation of any confidentiality or proprietary agreement to which Executive is a party.

                  5.2 Compensation upon Termination by the Company for Cause or by Executive without Good Reason. In the event of Executive's termination of employment (i) by the Company for Cause or (ii) by Executive voluntarily without Good Reason:

                      (a) Executive shall be entitled to receive (i) all amounts of accrued but unpaid Base Salary through the effective date of such termination, (ii) reimbursement for reasonable and necessary expenses incurred by Executive through the date of notice of such termination, to the extent otherwise provided under Section 4.2 above and (iii) all other vested payments and benefits to which Executive may otherwise be entitled pursuant to the terms of the applicable benefit plan or arrangement through the effective date of such termination ((i), (ii) and (iii), the "Accrued Benefits"). All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive's employment with the Company shall terminate effective as of the date of such termination of employment.

                      (b) Except as provided in Section 3.3(d), any portion of the Option or any other then outstanding stock option that has not been exercised prior to the date of termination shall immediately terminate as of such date, and any portion of the Restricted Stock or any other restricted stock or other equity incentive awards as to which the restrictions have not lapsed or as to which any other conditions shall not have been satisfied prior to the date of termination shall be forfeited as of such date.

                  Any termination of Executive's employment by Executive voluntarily without Good Reason shall be effective upon 30 days' notice to the Company.

                  5.3 Compensation upon Termination of Executive's Employment by the Company Other Than for Cause or by Executive for Good Reason. Executive's employment hereunder may be terminated by the Company other than for Cause or by Executive for Good Reason. In the event that Executive's employment hereunder is terminated by the Company other than for Cause or by Executive for Good Reason:

                      (a) Executive shall be entitled to receive (i) the Accrued Benefits, (ii) a pro rata annual bonus determined by multiplying Executive's then Annual Target Bonus by a fraction, (x) the numerator of which is the number of days between the beginning of the then current fiscal year of the Company and the date of termination of employment and (y) the denominator of which is 365,
(iii) an amount equal to two times the sum of Executive's Base Salary plus Annual Target Bonus as of the date of termination of employment, such amount payable in equal installments pursuant to the Company's standard payroll procedures for executive officers over a period of two years following the date of termination of employment, and (iv) continued health insurance coverage for Executive and his immediate family for a period of two years following the date of termination of employment.

                      (b) All stock option awards held by Executive shall vest and become immediately exercisable and the restrictions with respect to any awards of restricted stock shall lapse, in each case to the extent such options would otherwise have become vested and exercisable (or such restrictions would have lapsed) had Executive remained in the employ of the Company for a period of two years following the date of termination. Except as provided in Section 3.3(d), such portion of Executive's stock options (together with any portion of Executive's stock options that have vested and become exercisable prior to the date of termination) shall remain exercisable for a period of 90 days following the date of termination of employment (or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate. Any portion of Executive's stock options that have not vested as of the date of termination shall terminate as of such date; and all shares of Restricted Stock as to which the restrictions shall not have lapsed as of the date of termination shall be forfeited as of such date.

                      (c) All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive's employment with the Company shall terminate effective as of the date of such termination of employment.

                  Any termination of employment pursuant to this Section 5.3 shall be effective upon thirty (30) days notice thereof.

                  5.4 Definition of Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence of any one of the following:

                      (a) any material adverse alteration in Executive's titles, positions, status, duties, authorities, reporting relationships or responsibilities with the Company or its subsidiaries from those specified in this Agreement, as the same may be augmented from time to time;

                      (b) the assignment to Executive of any duties or responsibilities materially inconsistent with Executive's status as Senior Vice President of Store Operations and Procurement of the Company; or

                      (c) any other material breach of this Agreement by the Company, including without limitation any decrease in Executive's Base Salary or Annual Target Bonus opportunity as set forth in Sections 3.1 and 3.2;

provided, however, that in each such case the Company shall have the right, within ten (10) days after receipt of notice from Executive of the Company's violation of any of the foregoing, to cure the event or circumstances giving rise to such Good Reason, in the event of which cure such event or circumstances shall be deemed not to constitute Good Reason hereunder.

                  5.5 Compensation upon Termination of Executive's Employment by Reason of Executive's Death or Total Disability. In the event that Executive's employment with the Company is terminated by reason of Executive's death or Total Disability (as defined below):

                      (a) Executive or Executive's estate, as the case may be, shall be entitled to receive (i) the Accrued Benefits, (ii) any other benefits payable under the then current disability and/or death benefit plans, as applicable, in which Executive is a participant and (iii) continued health insurance coverage for Executive and/or his immediate family, as applicable, for a period of two years following the date of termination of employment.

                      (b) All stock option awards held by Executive shall vest and become immediately exercisable and the restrictions with respect to any awards of restricted stock shall lapse, in each case to the extent such options would otherwise have become vested and exercisable (or such restrictions would have lapsed) had Executive remained in the employ of the Company for a period of two years following the date of termination. Except as provided in Section 3.3(d), such portion of Executive's stock options (together with any portion of Executive's stock options that have vested and become exercisable prior to the date of termination) shall remain exercisable for a period of 90 days following the date of termination of employment (or, if earlier, until the expiration of the respective terms of the options), whereupon all such options shall terminate. Any portion of Executive's stock options that have not vested as of the date of termination shall terminate as of such date; and all shares of Restricted Stock as to which the restrictions shall not have lapsed as of the date of termination shall be forfeited as of such date.

                      (c) All other rights of Executive (and, except as provided in Section 5.6 below, all obligations of the Company) hereunder or otherwise in connection with Executive's employment with the Company shall terminate effective as of the date of such termination of employment.

                  "Total Disability" shall mean any physical or mental disability that prevents Executive from performing one or more of the essential functions of his position for a period of not less than 90 days in any 12-month period and/or which is expected to be of permanent duration.

                  5.6 Survival. In the event of any termination of Executive's employment for any reason, Executive and the Company nevertheless shall continue to be bound by the terms and conditions set forth in Sections 6 through 10 below, which shall survive the expiration of the Term.

                  5.7 Excise Tax Gross-Up.

                      (a) In the event that any payment or benefit received or to be received by the Executive pursuant to the terms of this Agreement or of any other plan, arrangement or agreement of the Company (or any affiliate) (collectively, the "Payments') would be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), as determined as provided below, the Company shall pay to the Executive, at the time specified in Section 5.7(b) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of the Excise Tax on Payments and any federal, state and local income and employment or other tax and the Excise Tax upon the Gross-Up Payment, and any interest, penalties or additions to tax payable by the Executive with respect thereto, shall be equal to the total Payments. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amounts of such Excise Tax, (1) the total amount of the Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, except to the extent that, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the event giving rise to the Payment, the Company's independent auditor (the "Auditor"), `), a Payment (in whole or in part) does not constitute a "parachute payment" within the meaning of section 280G(b)(2) of the Code, or such "excess parachute payments" (in whole or in part) are not subject to the Excise Tax, (2) the amount of the Payments that shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Payments or (B) the amount of "excess parachute payments" within the meaning of section 280G(b)(1) of the Code (after applying clause (1) hereof), and (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation applicable to individuals in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the state and locality of the Executive's residence in the calendar year in which the Gross-Up Payment is to be made, net of the. maximum reduction in federal income taxes that can be obtained from deduction of such state and local taxes, taking into account any limitations applicable to individuals subject to federal income tax at the highest marginal rates.

                      (b) The Gross-Up Payment provided for in Section 5.7(a) hereof shall be made upon the earlier of (i) ten days following the date of termination of Executive's employment or (ii) the imposition upon the Executive or payment by the Executive of any Excise Tax.

                      (c) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that the Excise Tax is less than the amount taken into account under Section 5.7(a) hereof, the Executive shall repay to the Company within thirty (30) days of the Executive's receipt of notice of such final determination the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the portion of the Gross-Up Payment being repaid by the Executive if and to the extent that such repayment results in a reduction in Excise Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for the purpose of federal, state and local income taxes) plus any interest received by the Executive on the amount of such repayment. If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that the Excise Tax exceeds the amount taken into account hereunder (including without limitation by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment pursuant to Section 53(a) in respect of such excess within thirty (30) days of the Company's receipt of notice of such final determination or proceeding. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Payments.

                      (d) In the event of any change in, or further interpretation of, sections 280G or 4999 of the Code and the regulations promulgated thereunder, the Executive shall be entitled, by written notice to the Company, to request an opinion of Tax Counsel regarding the application of such change to any of the foregoing, and the Company shall use its best efforts to cause such opinion to be rendered as promptly as practicable. All fees and expenses of the Auditor and Tax Counsel incurred in connection with this Agreement shall be borne by the Company.

                  5.8 No Other Severance or Termination Benefits. Except as expressly set forth herein, Executive shall not be entitled to damages or to any severance or other benefits upon termination of employment with the Company under any circumstances and for any or no reason.

         6.       Protection of Confidential Information.

                  Executive acknowledges that during the course of his employment with the Company, its subsidiaries, affiliates and strategic partners, he will be exposed to documents and other information regarding the confidential affairs of the Company, its subsidiaries, affiliates and strategic partners, including without limitation information about their past, present and future financial condition, the markets for their products, key personnel, past, present or future actual or threatened litigation, trade secrets, current and prospective customer lists, operational methods, acquisition plans, prospects, plans for future development and other business affairs and information about the Company and its subsidiaries, affiliates and strategic partners not readily available to the public (the "Confidential Information"). Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. In recognition of the foregoing, the Executive covenants and agrees as follows:

                  6.1 No Disclosure or Use of Confidential Information. At no time shall Executive ever divulge, disclose, or otherwise use any Confidential Information, unless and until such information is readily available in the public domain by reason other than Executive's disclosure or use thereof in violation of the first clause of this Section 6. 1.

                  6.2 Return of Company Property, Records and Files. Upon the termination of Executive's employment at any time and for any reason, or at any other time the Board may so direct, Executive shall promptly deliver to the Company's offices in Harrisburg, Pennsylvania all of the property and equipment of the Company, its subsidiaries, affiliates and strategic partners (including any cell phones, pagers, credit cards, personal computers, etc.) and any and all documents, records, and files, including any notes, memoranda, customer lists, reports or any and all other documents, including any copies thereof, whether in hard copy form or on a computer disk or hard drive, which relate to the Company, its subsidiaries, affiliates, strategic partners, successors or assigns, and/or their respective past and present officers, directors, employees or consultants (collectively, the "Company Property, Records and Files"); it being expressly understood that, upon termination of Executive's employment at any time and for any reason, Executive shall not be authorized to retain any of the Company Property, Records and Files.

         7.       Noncompetition and Other Matters.

                  7.1 Noncompetition. During the Term and, as applicable, for the two-year period immediately following the date of termination of Executive's employment either (x) by the Company for Cause or (y) by Executive other than for Good Reason, Executive shall not, directly or indirectly, in any city, town, county, parish or other municipality in any state of the United States (the names of each such city, town, parish, or other municipality, including, without limitation, the name of each county in the Commonwealth of Pennsylvania being expressly incorporated by reference herein), or any other place in the world, where the Company, or its subsidiaries, affiliates, strategic partners, successors, or assigns, engages in the ownership, management and operation of retail drugstores (i) engage in a Competing Business for Executive's own account; (ii) enter the employ of, or render any consulting services to, any Competing Business; or (iii) become interested in any Competing Business in any capacity, including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; provided however, Executive may own, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange if Executive is not a controlling person of, or a member of a group which controls, such entity and does not, directly or indirectly, own I% or more of any class of securities of such entity. For purposes of this Section 7.1, the phrase "Competing Business" shall mean any entity a majority of whose business involves the ownership and operation of retail drug stores.

                  7.2 Noninterference. During the Term and for the two-year period immediately following the date of termination of Executive's employment at any time and for any reason (the "Restricted Period"), Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any officer, director, employee, agent or consultant of the Company or any of its subsidiaries, affiliates, strategic partners, successors or assigns to terminate his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for the purpose of associating with any competitor of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for any other reason.

                  7.3 Nonsolicitation. During the Restricted Period, Executive shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any customers, clients, vendors, suppliers or consultants then under contract to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, to terminate his, her or its relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, for the purpose of associating with any competitor of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, or otherwise encourage such customers, clients, vendors, suppliers or consultants then under contract to terminate his, her or its relationship with the Company or its subsidiaries, affiliates, strategic partners, successors or assigns for any reason.

         8.       Rights and Remedies upon Breach.

                  If Executive breaches, or threatens to commit a breach of, any of the provisions of Sections 6 or 7 above (the "Restrictive Covenants' the Company and its subsidiaries, affiliates, strategic partners, successors or assigns shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which shall be in addition to, and not in lieu of, any other rights or remedies available to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns at law or in equity.

                  8.1 Specific Performance. The right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction by injunctive decree or otherwise, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns and that money damages would not provide an adequate remedy to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns.

                  8.2 Accounting. The right and remedy to require Executive to account for and pay over to the Company or its subsidiaries, affiliates, strategic partners, successors or assigns, as the case may be, all compensation, profits. monies, accruals, increments or other benefits derived or received by Executive as a result of any transaction or activity constituting a breach of any of the Restrictive Covenants.

                  8.3 Severability of Covenants. Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in geographic and temporal scope and in all other respects. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full force and effect without regard to the invalid portions.

                  8.4 Modification by the Court. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or scope of such provision, such court shall have the power (and is hereby instructed by the parties) to reduce the duration or scope of such provision, as the case may be (it being the intent of the parties that any such reduction be limited to the minimum extent necessary to render such provision enforceable), and, in its reduced form, such provision shall then be enforceable.

                  8.5 Enforceability in Jurisdictions. Executive intends to and hereby confers jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographic scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of Executive that such determination not bar or in any way affect the right of the Company or its subsidiaries, affiliates, strategic partners, successors or assigns to the relief provided herein in the courts of any other jurisdiction within the geographic scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

         9. No Violation of Third-Party Rights. Executive represents, warrants and covenants that he:


                         (i) will not, in the course of employment, infringe upon or violate any proprietary rights of any third party (including, without limitation, any third party confidential relationships, patents, copyrights, mask works, trade secrets, or other proprietary rights);

                         (ii) is not a party to any conflicting agreements with third parties which will prevent him from fulfilling the terms of employment and the obligations of this Agreement;

                         (iii)    does not have in his possession any
         confidential or proprietary information or documents belonging to others and will not disclose to the Company, use, or induce the Company to use, any confidential or proprietary information or documents of others; and

                         (iv)     agrees to respect any and all valid
         obligations which he may now have to prior employers or to others relating to confidential information, inventions, discoveries or other intellectual property which are the property of those prior employers or others, as the case may be.

                  Executive has supplied to the Company a copy of each written agreement to which Executive is subject which includes any obligation of confidentiality, assignment of intellectual property or non-competition.

                  Executive agrees to indemnify and save harmless the Company from any loss, claim, damage, cost or expense of any kind (including without limitation, reasonable attorney fees) to which the Company may be subjected by virtue of a breach by Executive of the foregoing representations, warranties, and covenants.

         10.      Arbitration.

                  Except as necessary for the Company and its subsidiaries, affiliates, strategic partners, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive's employment with the Company or any subsidiary, affiliate or strategic partner, the termination of that employment or any other dispute by and between the parties or their subsidiaries, affiliates, strategic partners, successors or assigns, shall be submitted to binding arbitration in Harrisburg, Pennsylvania according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association. The parties agree that the parties shall each bear his or its own attorneys' fees and costs in connection with any such arbitration. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, strategic partners, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the Pennsylvania constitution, the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.

         11.      Assignment.

                  Neither this Agreement, nor any of Executive's rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive. The Company may assign its rights and obligations hereunder, in whole or in part, (i) to any of the Company's subsidiaries, affiliates, or parent





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

corporations; or (ii) to any other successor or assign in connection with the sale of all or substantially all of the Company's assets or stock or in connection with any merger, acquisition and/or reorganization involving the Company.

         12.      Notices.

                  All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax to the respective persons named below:

If to the Company:         Rite Aid Corporation
                           30 Hunter Lane
                           Camp Hill, Pennsylvania 17011
                           Attention: General Counsel
                           Fax: (717) 760-7867

with a copy to:            Kaye, Scholer, Fierman, Hays & Handler, LLP
                           1999 Avenue of the Stars, Suite 1600
                           Los Angeles, California 90067
                           Attention: Andrew Ash, Esq.
                           Fax: (310) 788-1200

If to Executive:           Murray Todd
                           __________________
                           __________________
                           Fax: _____________

                  Any party may change such party's address for notices by notice duly given pursuant hereto.

         13.      General.

                  13.1 No Offset or Mitigation. The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others whether in respect of claims made under this Agreement or otherwise. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts, benefits and other compensation payable or otherwise provided to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced, regardless of whether the Executive obtains other employment.

                  13.2 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

                  13.3 Entire Agreement. This Agreement sets forth the entire understanding of the parties relating to Executive's employment with the Company and cancels and supersedes all agreements, arrangements and understandings relating thereto made prior to the date hereof, written or oral, between the Executive and the Company and/or any subsidiary or affiliate.

                  13.4 Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no mariner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

                  13.5 No Conflict with Other Agreements. Executive represents and wan-ants that neither his execution of this Agreement nor the full and complete performance of his obligations hereunder will violate or conflict in any respect with any written or oral agreement or understanding with any person or entity.

                  13.6 Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the Company (and its successors and assigns) and Executive and his heirs, executors and personal representatives.

                  13.7 Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

                  13.8 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

                  13.9 No Assignment. The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process except as required by law. Any attempt by the Executive to anticipate, alienate, assign, sell, transfer, pledge, encumber or charge the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

                  13.10 Survival. This Agreement shall survive the termination of Executive's employment and the expiration of the Term to the extent necessary to give effect to its provisions.

                  13.11 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  13.12 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first written above.



                                                     RITE AID CORPORATION



                                                     ___________________________
                                                     By:________________________
                                                     Its:_______________________




                                                     EXECUTIVE



                                                     ___________________________


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


                                   APPENDIX A

                  A "Change in Control of the Company" shall be deemed to have occurred if, as the result of a single transaction or a series of transactions, the event set forth in any one of the following paragraphs shall have occurred:

                  (1) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding voting securities; or

                  (2) Incumbent Directors cease at any time and for any reason to constitute a majority of the number of directors then serving on the Board. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the Effective Date or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors to the Board); or

                  (3) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (d) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding voting securities; or

                  (4) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

                  "Affiliate" shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

                  "Beneficial Owner" shall have the meaning set forth in Rule l3d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are properly filed on a Form 13G.

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

                  "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.





                                       15